                                                                 EXHIBIT 99(d)
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

Scott Hibbs:  (503) 731-2123

May 5, 1998


PACIFICORP REPORTS FIRST QUARTER 1998 FINANCIAL RESULTS; RESULTS OF WORK FORCE REDUCTION

      PORTLAND, Oregon - PacifiCorp (NYSE: PPW) today reported first quarter 1998 earnings on common stock of $104 million, or $0.35 per share, excluding a charge of $70 million, or $0.24 per share, associated with the Company's U.S. work force reduction, and a charge of $54 million, or $0.18 per share, associated with the Company's terminated bid for The Energy Group, PLC ("TEG"). Including these charges, the Company reported a loss on common stock of $20 million, or $0.07 per share.

      In the first quarter of 1997, the Company reported earnings on common stock of $115 million, or $0.39 per share, which included $18 million, or $0.06 per share, from the Company's telecommunications operations that were sold in December of 1997.

      The earnings contribution from the Company's Domestic Electric Operations totaled $76 million in the quarter, excluding the cost of the work force reduction. The first quarter 1997 earnings contribution from Domestic Electric Operations was $75 million. Higher sales to commercial and industrial customers contributed to the increase in earnings. The combined rate of growth in non-fuel operations and maintenance and general and administrative costs was reduced to one percent in the quarter.

      On January 12, 1998, the Company announced a series of initiatives aimed at reducing costs in its U.S. electric business, including the elimination of an estimated 600 jobs through a combination of voluntary early retirement and special severance in its operations and general administrative groups. Over 950 employees accepted the early retirement program and after limited refilling of certain positions, the Company expects a net reduction of approximately 700 positions. A majority of the employees accepting early retirement left the Company in April 1998.

      The Company recorded a pretax charge of $113 million in the first quarter relating to the workforce reduction program. PacifiCorp expects to realize approximately $50 million of annual pretax cost savings starting in the second quarter of 1998 as a result of the program.

      Earnings from the Company's Australian Electric Operations were $14 million in the first quarter of 1998, compared to $21 million in the same quarter last year. Earnings in the quarter were reduced by $2 million as the result of unfavorable fluctuations in the currency exchange rate. Earnings in the first quarter of 1997 were benefited by adjustments totaling $7 million associated with the renegotiation of certain industrial customer contracts. Unfavorable fluctuations in currency exchange rates partially offset the benefit of higher sales to commercial and industrial customers in the quarter.

      "We are pleased with the sales growth in both our U.S. and Australian electric businesses," said Fred Buckman, PacifiCorp president and chief executive officer. "We are also encouraged that the rate of growth in non-fuel operating costs and general and administrative expenses has slowed. We are continuing our efforts to further reduce these costs and improve earnings in our U.S. business."

                     FIRST QUARTER 1998 EARNINGS ANALYSIS

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic Electric Operations earnings contribution was $76 million, or $0.25 per share, excluding the $70 million charge related to the work force reduction, as compared to $75 million, or $0.25 per share, in the first quarter of 1997. Higher commercial and industrial energy sales contributed to the increase in earnings.

The significant increase in wholesale sales added only modestly to earnings, as margins on new wholesale sales remain thin.

Including the work force reduction charge, Domestic Electric Operations' earnings contribution in the first quarter of 1998 was $6 million, or $0.02 per share.

REVENUES
Total Domestic Electric Operations revenues increased $284 million, or 36 percent, from the first quarter of 1997 to $1.1 billion. This increase was primarily attributable to a $269 million increase in wholesale revenues.

Residential revenues were down $1 million to $232 million. Energy sales volumes decreased 2 percent. Growth in the average number of residential
customers of 3 percent added $6 million to revenues.   This increase was more
than offset by volume decreases due to warmer weather and other usage changes, which lowered revenues by $6 million, and lower Utah rates that decreased revenues by $1 million.

Commercial revenues were up $11 million, or 7 percent, to $161 million.
Energy sales volumes increased 7 percent over the prior year. Increased usage by existing commercial customers added $8 million to revenues and a 2 percent increase in commercial customers added $5 million. Warmer weather in 1998 decreased revenues by $2 million and lower Utah rates decreased revenues by $1 million.

Industrial revenues increased $8 million, or 5 percent, to $163 million. A 3 percent increase in energy sales volumes drove a $4 million increase in revenues. Revenues in 1997 were reduced by billing adjustments of $6 million for certain industrial customers.

Wholesale volumes continued to expand with the active markets.  The
$269 million increase in revenues was driven by energy volumes that more than doubled in 1998 to a total of 22.4 million mWh. Higher short-term and spot market wholesale energy volumes increased revenues by $239 million. Related energy prices averaged $20 per mWh in the quarter, a 25 percent increase over the prior year. The higher prices for these sales added $21 million to revenues in the quarter. Higher long-term volumes and prices added $9 million to revenues.

As previously reported, the Company is reviewing the Utah Public Service Commission (PSC) order that changes the method for allocating costs among its seven state service territory. This order indicates that Utah prices could be reduced by approximately $50 million to $60 million per year once fully phased in on January 1, 2001. However, the Company and the PSC are continuing to discuss this new allocation order and agreed that the impact on prices must be determined in a general rate case expected later in 1998.

OPERATING EXPENSES
Total operating expenses increased $385 million, or 64 percent, to $981 million in the quarter. This increase was primarily attributable to increased purchased power expense to serve the expanding wholesale market and the cost for the work force reduction.

Purchased power expense increased $255 million, to $459 million. The higher expense was primarily due to a 10.7 million mWh increase in short term firm and spot market energy purchases, more than double the amount of purchases in the same period of 1997 which increased purchased power expense $233 million. Short-term firm and spot market purchase prices averaged $20 per mWh in the quarter versus $14 per mWh in 1997, a 36 percent increase. The increase in purchase prices added $13 million to costs. Higher volumes and prices relating to long-term firm purchased power contracts added $4 million and $3 million, respectively, to purchased power costs.

Fuel expense was up $6 million, or 5 percent, to $123 million. Thermal generation was up 12 percent to 13.4 million mWh, resulting in a decrease of 6 percent in the average cost per mWh to $9.73. Hydroelectric generation decreased 7 percent compared to the first quarter of last year due to less favorable water conditions.

Net power costs in the quarter were $7.12 per mWh, compared to $7.98 per mWh in the first quarter of 1997, an 11 percent decrease. Net power cost represents the net cost to serve the Company's domestic retail customers on a mWh basis. This is measured by the sum of fuel, purchased power and wheeling expense, less wholesale power and wheeling revenues. The decrease in net power cost was attributable to increased sales through the wholesale markets of 1.1 million mWh of the Company's generation that was in excess of its retail load requirements.

Depreciation and amortization expense increased $9 million, or 10 percent, to $98 million. Higher depreciation rates that were implemented in the fourth quarter 1997 added $4 million to expense and increased plant in service added $5 million.

Other operations and maintenance expense decreased $3 million, or 3 percent, to $111 million. Steam plant maintenance expense decreased $2 million due to overhaul timing differences. Distribution plant maintenance expense decreased $1 million due to recognition of storm damage expense in 1997.

Administrative and general expenses increased $5 million, or 7 percent, to $78 million primarily due to timing of employee related costs, partially offset by lower outside service expense.

OTHER INCOME/EXPENSE
Domestic Electric Operations interest expense was up $6 million to $80 million as a result of higher debt balances. The higher interest was due to capital contributions made to PacifiCorp Group Holdings Company (Holdings) relating to the acquisition of TPC Corporation (TPC) in April 1997. Income tax expense declined $41 million, to $8 million, due to the decline in pretax income.


AUSTRALIAN ELECTRIC OPERATIONS

AUSTRALIAN ELECTRIC OPERATIONS FIRST QUARTER RESULTS (In millions):
____________________________________________________

                                                       Change        Change
                                                       Due to        Due to
                                     1998     1997    Currency     Operations
                                     ____     ____    ________     __________
Australian Electric Operations:
______________________________

Revenues                             $162     $183      $(27)            $6

Purchased power                       (58)     (69)       10              1

Depreciation and amortization         (15)     (18)        2              1

Other operating expenses              (48)     (41)        8            (15)
                                      ___      ___         _            ___

Income from operations                 41       55        (7)            (7)

Equity in losses of Hazelwood          (3)      (3)        1             (1)

Interest expense                      (16)     (18)        2              -
                                      ___      ___         _              _

Income before income taxes             22       34        (4)            (8)

Income taxes                           (8)     (13)        2              3
                                       __      ___         _              _

Earnings contribution                 $14      $21       $(2)           $(5)
                                      ===      ===       ===            ===

EARNINGS CONTRIBUTION
The Company's Australian Electric Operations contributed earnings of
$14 million, or $0.05 per share, in the first quarter of 1998, compared to $21 million, or $0.07 per share in 1997. The first quarter 1997 earnings included adjustments associated with renegotiating certain Tariff H industrial customer contracts that added $7 million, or $0.02 per share, to earnings. Excluding the impact of currency exchange rate fluctuations and the 1997 Tariff H adjustment, the Company's Australian Electric Operations reported $2 million of increased earnings contribution over 1997.

The currency exchange rate for converting Australian dollars to U. S. dollars was 0.67 in the first quarter of 1998 as compared to 0.78 in 1997, a 14 percent decrease in the quarter. The effect of this change in exchange rates lowered revenues by $27 million and costs by $25 million in the first quarter of 1998.

The following discussion excludes the effects of the lower currency exchange rate in 1998.

REVENUE
Australia's revenues increased $6 million, or 3 percent, to $162 million. Excluding $11 million of revenue in 1997 relating to Tariff H contracts, revenues would have increased $17 million, or 10 percent due to a .6 million mWh, or 23 percent, increase in energy sales, which added $21 million to revenues. Declining prices reduced revenues by $3 million.

Energy volumes sold to contestable customers outside Powercor's franchise area were up .6 million mWh and added $22 million to revenues due to customer gains in New South Wales and $4 million due to customer gains in Victoria. Lower prices for these sales reduced revenues by $3 million in 1998. Inside Powercor's franchise area, revenues decreased $5 million due to a 64 million kWh decrease in energy sold.

Other revenues decreased $12 million, to $5 million, largely as a result of $11 million associated with Tariff H contracts.

OPERATING EXPENSES
Purchased power expense decreased $1 million, or 2 percent, to $58 million. Lower average prices reduced power costs by $17 million. Prices for purchased power averaged $23 per mWh in the first quarter of 1998 compared to $28 per mWh in the first quarter of 1997. The decrease was offset in part by a 23 percent increase in purchased power volumes that added $16 million to costs.

Other operating expenses increased $15 million, or 37 percent, to $48 million. Increased sales to contestable customers outside the Powercor service area resulted in higher network fees of $16 million. This increase was offset in part by higher network revenues of $3 million from customers inside Powercor's franchise area serviced by other energy suppliers.


UNREGULATED ENERGY TRADING


EARNINGS CONTRIBUTION
The unregulated energy trading segment reported losses of $0.5 million in the quarter as compared to a $1 million loss in the first quarter of 1997.

PacifiCorp Power Marketing, Inc. recorded electricity trading revenues of $498 million, a related gross margin of $2 million and break even results in the first quarter of 1998 compared to revenues of $39 million, a gross margin of $1 million and a net loss of $1 million in 1997.

TPC, acquired in April 1997, recorded natural gas trading revenues of $318 million, a gross margin of $3 million and a net loss of $0.6 million in 1998.

OTHER BUSINESSES

EARNINGS CONTRIBUTION
Other operations reported a loss of $39 million in the quarter compared to earnings of $2 million in the same period a year ago. The loss is the result of an $86 million pretax charge for costs associated with the Company's terminated bid for TEG. These costs, dating back to June of 1997, had been deferred pending the outcome of the transaction.

Results from other operations for the quarter were benefited by approximately $23 million in increased interest income and reduced interest expense as the result of cash received from asset sales in 1997. The after-tax cash proceeds from these sales totaled approximately $1.5 billion.

On March 2, 1998, a subsidiary of Holdings purchased approximately 46 million TEG shares at a price of 820 pence per share, or $625 million, utilizing a portion of the cash proceeds from asset sales.

On May 1, 1998, the Company received approximately $70 million in cash proceeds in the initial closing for the sale of its affordable housing properties. The completion of this sale is expected to occur in the near future upon receipt of various consents. This sale transaction will not have a material impact on the Company's 1998 earnings.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)

                                         3 Months Ended March 31           $          %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations
    (See next page)                   $    1,077,000  $    793,200  $     283,800      36
  Australian Electric Operations
    (See next page)                          162,500       183,400        (20,900)    (11)
  Unregulated Energy Trading (1)             815,600        38,900        776,700       *
  Other Operations (2)                        20,600        26,300         (5,700)    (22)
                                     -----------------------------------------------------
          TOTAL                            2,075,700     1,041,800      1,033,900      99
                                     -----------------------------------------------------
EXPENSES
  Domestic Electric Operations
    (See next page)                          981,200       596,500        384,700      64
  Australian Electric Operations             121,700       128,500         (6,800)     (5)
  Unregulated Energy Trading (1)             816,300        40,400        775,900       *
  Other Operations (2)                        17,000        15,000          2,000      13
                                     -----------------------------------------------------
          TOTAL                            1,936,200       780,400      1,155,800     148
                                     -----------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
  Domestic Electric Operations                95,800       196,700       (100,900)    (51)
  Australian Electric Operations              40,800        54,900        (14,100)    (26)
  Unregulated Energy Trading (1)                (700)       (1,500)           800      53
  Other Operations (2)                         3,600        11,300         (7,700)    (68)
                                     -----------------------------------------------------
          TOTAL                              139,500       261,400       (121,900)    (47)
Interest expense                              94,300       106,000        (11,700)    (11)
Other (income) expense                        75,400        (3,400)        78,800       *
                                     -----------------------------------------------------
Income from continuing operations
  before income taxes                        (30,200)      158,800       (189,000)   (119)
Income taxes                                 (15,100)       56,100        (71,200)   (127)
                                     -----------------------------------------------------
Income from continuing operations            (15,100)      102,700       (117,800)   (115)
Discontinued operations (3)                        -        18,300        (18,300)   (100)
                                     -----------------------------------------------------
NET INCOME                                   (15,100)      121,000       (136,100)   (112)

Preferred dividend requirement                 4,800         6,100         (1,300)    (21)
                                     -----------------------------------------------------
EARNINGS CONTRIBUTION (LOSS)
  ON COMMON STOCK (4)
  Domestic Electric Operations                 5,600        74,600        (69,000)    (92)
  Australian Electric Operations              14,100        21,000         (6,900)    (33)
  Unregulated Energy Trading (1)                (500)       (1,000)           500      50
  Other Operations (2)                       (39,100)        2,000        (41,100)      *
                                     -----------------------------------------------------
Continuing operations                        (19,900)       96,600       (116,500)   (121)
Discontinued operations (3)                        -        18,300        (18,300)   (100)
                                     -----------------------------------------------------
          TOTAL                       $      (19,900) $    114,900  $    (134,800)   (117)
                                     =====================================================
Average common shares outstanding            297,059       295,393          1,666       1

EARNINGS PER COMMON SHARE - BASIC AND DILUTIVE
  Domestic Electric Operations        $         0.02  $       0.25  $       (0.23)    (92)
  Australian Electric Operations                0.05          0.07          (0.02)    (29)
  Unregulated Energy Trading (1)                   -             -              -       -
  Other Operations (2)                         (0.14)         0.01          (0.15)      *
                                     -----------------------------------------------------
Continuing operations                          (0.07)         0.33          (0.40)   (121)
Discontinued operations (3)                        -          0.06          (0.06)   (100)
                                     -----------------------------------------------------
          TOTAL                       $        (0.07) $       0.39  $       (0.46)   (118)
                                     =====================================================
Dividends paid per common share       $         0.27  $       0.27  $           -       -
                                     =====================================================

  * Not a meaningful number

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)

                                         3 Months Ended March 31           $          %
                                            1998           1997            Change   Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                         $      231,800  $    233,100  $      (1,300)     (1)
  Commercial                                 161,400       150,200         11,200       7
  Industrial                                 162,700       155,000          7,700       5
  Other                                        7,600         7,800           (200)     (3)
                                     -----------------------------------------------------
          Retail sales                       563,500       546,100         17,400       3
   Wholesale sales                           499,100       229,700        269,400     117
   Other                                      14,400        17,400         (3,000)    (17)
                                     -----------------------------------------------------
          TOTAL                       $    1,077,000  $    793,200  $     283,800      36
                                     =====================================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                  3,751         3,827            (76)     (2)
  Commercial                                   2,992         2,784            208       7
  Industrial                                   4,891         4,745            146       3
   Other                                         159           169            (10)     (6)
                                     -----------------------------------------------------
          Retail sales                        11,793        11,525            268       2
   Wholesale sales                            22,443        10,240         12,203     119
                                     -----------------------------------------------------
          TOTAL                               34,236        21,765         12,471      57
                                     =====================================================
DOMESTIC ELECTRIC EXPENSES (In thousands)
  Fuel                                $      122,700  $    116,600  $       6,100       5
  Purchased power                            458,700       203,900        254,800     125
  Other operations and maintenance           110,600       113,700         (3,100)     (3)
  Depreciation and amortization               98,100        89,300          8,800      10
  Administrative and general                  78,000        73,000          5,000       7
  Special charges                            113,100             -        113,100       *
                                     -----------------------------------------------------
          TOTAL                       $      981,200  $    596,500  $     384,700      64
                                     =====================================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Residential                                 48,600        58,500         (9,900)    (17)
  Commercial                                  53,300        49,300          4,000       8
  Industrial                                  55,700        57,900         (2,200)     (4)
                                     -----------------------------------------------------
    Energy sales                             157,600       165,700         (8,100)     (5)
  Other                                        4,900        17,700        (12,800)    (72)
                                     -----------------------------------------------------
          TOTAL                       $      162,500  $    183,400  $     (20,900)    (11)
                                     =====================================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                    576           608            (32)     (5)
  Commercial                                   1,040           662            378      57
  Industrial                                   1,356         1,150            206      18
                                     -----------------------------------------------------
            Total                              2,972         2,420            552      23
                                     =====================================================

                                               March      December         $          %
                                                1998          1997         Change   Change
                                     -----------------------------------------------------
CONSOLIDATED CAPITALIZATION (In thousands)
  Common equity                       $    4,250,000  $  4,321,000  $     (71,000)     (2)
  Preferred stock                            241,000       241,000              -       -
  Preferred securities of trusts holding
     solely PacifiCorp debentures            341,000       340,000          1,000       -
  Long-term debt                           4,425,000     4,415,000         10,000       -
  Short-term debt                            725,000       555,000        170,000      31
                                     -----------------------------------------------------
          TOTAL                       $    9,982,000  $  9,872,000  $     110,000       1
                                     =====================================================

* Not a meaningful number

(1) Unregulated Energy Trading includes the natural gas and wholesale electricity trading activities of TPC Corporation, acquired in April 1997, and PacifiCorp Power Marketing, respectively.

(2) Other Operations includes the operations of PacifiCorp Financial Services, Inc., Pacific Generation Company (sold Nov. 1997), and several start-up phase ventures, as well as activities of PacifiCorp Group Holdings Company.

(3) Represents the discontinued operations of Pacific Telecom, Inc., a telecommunications subsidiary.

(4)   Earnings contribution on common stock by segment:
      (a) Does not reflect elimination for interest on intercompany borrowing arrangements.
      (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other Operations.
      (c) Amounts are net of preferred dividend requirements and minority interest.